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PRESS RELEASE
                  Contact:
                  --------
                         Andrea Farace                      Marisa Jacobs
                         Kenneth R. Fuette                  Matthew Doering
                         Foamex International Inc.          Gavin Anderson & Co.
                         610 859-3030                       212 373-0218

         FOR IMMEDIATE RELEASE

                       FOAMEX INTERNATIONAL INC. COMPLETES
                         ACQUISITION OF CRAIN INDUSTRIES
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              BOARD OF DIRECTORS INITIATES DIVIDEND; RESTRUCTURING
        CHARGE IN THE RANGE OF $21.0 MILLION TO $26.0 MILLION TO BE TAKEN
             ------------------------------------------------------

LINWOOD,  PENNSYLVANIA,  DECEMBER 23, 1997 -- Foamex International Inc. (NASDAQ:
FMXI), today announced the completion of the acquisition of Crain Holdings Corp., the parent company of St. Louis, MO-based Crain Industries, Inc., a producer of flexible polyurethane foam and foam products.

         For the nine month period ended September 30, 1997, Crain had revenues of $237.9 million, principally from the sale of foam products for furniture, bedding and various consumer products as well as carpet cushion. It is estimated that Crain will have 1997 revenues of approximately $320.0 million and 1997 EBITDA of approximately $29.0 million.

         As announced on December 8, the purchase price is approximately $213.0 million and includes the assumption and exchange of $98.0 million of Crain Industries 13 1/2% Senior Subordinated Notes due 2005 and approximately $115.0 million in cash, which will be financed with existing and newly committed bank borrowings.

         Mr. Andrea Farace, Foamex's Chairman and Chief Executive Officer, stated, "Crain's high quality manufacturing and technology reinforces our strategic commitment to grow Foamex's core polyurethane foam and advanced polymer business and maintain our leadership position in the urethane industry."



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     Mr. Farace recapped the benefits of the combined  Foamex-Crain  operations, including:

Improved position and opportunities for the Company's Cushioning, Furniture and Carpet Cushion Products business units.

The creation of a new Consumer Products business unit, dedicated to the manufacture of futons, pillows, mattress pads and juvenile furniture fabricated from foam.

Improved operational efficiencies, including enhanced distribution and more focused research and development.

The expansion  of  Foamex's   portfolio  of   polyurethane   manufacturing
          technologies  to include the Vertifoam (R), Cardio (R) and Enviro-Cure
          (R) processes from Crain.

Increased manufacturing capacity in strategic geographic areas, including the Southeast, the Los Angeles Basin and the Pacific Northwest.

The addition of experienced personnel and management to the Company's manufacturing, sales and marketing areas.

Opportunities   for  synergies,   operating   savings  and  the  elimination  of
redundancies.

         Mr. Farace noted that Foamex expects 1998 revenues to exceed $1.25 billion as a result of the acquisition.

         Mr. Farace added that he had established a transition committee to oversee the integration of the Foamex and Crain operations. The committee, which is chaired by Foamex President Sam Bonanno with the assistance of Crain Industries President R.V. Linn, consists of representatives from both companies.

         Mr. Farace also said that the Company expects to take charges in the range of $21.0 million to $26.0 million in the fourth quarter of 1997 related to the restructuring/consolidation of Foamex's operations in connection with the acquisition of Crain. In addition, the Company expects to take fourth quarter special charges and write-offs for fixed asset impairments, charges associated with start-up operations and reserves relating to inventory and accounts receivable in the range of $14.0 million to $17.0 million.

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         Excluding the  aforementioned  charges,  the Company  expects to report earnings per share for the fourth quarter ending December 28, 1997 in the range of $0.20 to $0.22.

         The Company said that the acquisition of Crain together with these actions is expected to result in estimated annual operating savings for the combined operations of approximately $20.0 million in 1998 and approximately $35.0 million in 1999.

         The Company's Board of Directors also announced today a $0.05 per share dividend payable on January 19, 1998 to shareholders of record on January 9, 1998. The Board said that it will review the dividend policy semi-annually.

         Mr. Farace said, "Our success earlier this year in recapitalizing the Company's debt structure, which resulted in a lower cost of capital, and the acquisition of Crain Industries places us in the position to continue to enhance shareholder value."

         Foamex manufactures and markets flexible polyurethane and advanced polymer products in North America. Foamex's quality foams are utilized primarily in six end-markets: carpet cushion; cushioning, including bedding products;
furniture; automotive, including trim and accessories; and technical applications, including those for filtration, gasketing and sealing; and consumer products.

         For   more   information   about   Foamex,   visit   its  web  site  at
http:\\www.foamex.com.

         This news release contains forward-looking statements related to future earnings. Actual results may differ. Cautionary statements regarding forward-looking information may be found in the 1996 Annual Report and Form 10-K on file with the Securities and Exchange Commission.

         Editors note: Foamex's company logo can be retrieved in digital form by media without any charge from Wieck Photo DataBase (972) 392-0888.
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